Page 63 of 96 Pages
                                   EXHIBIT F

                              STANDSTILL AGREEMENT

     This STANDSTILL AGREEMENT, dated as of March 31, 2001 (this "Agreement"), by and among Alfa Telecom Limited, a British Virgin Islands company ("Alfa"), Global TeleSystems, Inc., (formerly known as Global TeleSystems Group, Inc.), a Delaware corporation ("GTS"), Capital International Global Emerging Markets Private Equity Fund, L.P., a Delaware limited partnership ("Capital"), Cavendish Nominees Limited, a limited liablity company organized and registered under the laws of Guernsey ("Cavendish"), First NIS Regional Fund SICAV, a private institutional fund organized and registered under the laws of Luxembourg ("NIS," and together with Cavendish, "Barings"), and Golden Telecom, Inc., a Delaware corporation (the "Company"). Alfa, GTS, Capital and Barings are collectively referred to herein as the "Stockholders."

                                    RECITALS:

     WHEREAS, GTS owns beneficially and of record 15,056,328 shares of the common stock, $.01 par value per share, of the Company (the "Common Stock");

     WHEREAS, Alfa, Capital and Barings wish to acquire from GTS and GTS wishes to sell to the Alfa, Capital and Barings an aggregate of 12,195,122 shares of Common Stock pursuant to a Share Purchase Agreement (the "Share Purchase Agreement") to be executed and delivered as of the 31st day of March 2001 by and among GTS, Alfa, Capital and Barings (the "Proposed Transaction");

     WHEREAS, Alfa wishes to acquire from GTS and GTS wishes to sell to Alfa 10,731,707 shares of Common Stock pursuant to the Share Purchase Agreement;

     WHEREAS, Capital wishes to acquire from GTS and GTS wishes to sell to Capital 487,805 shares of Common Stock pursuant to the Share Purchase Agreement;

     WHEREAS, Barings wishes to acquire from GTS and GTS wishes to sell to Barings 975,610 shares of Common Stock pursuant to the Share Purchase Agreement;

     WHEREAS, in connection with the consummation of the Share Purchase Agreement, the Stockholders and the Company are entering into a Shareholders Agreement (the "Shareholders Agreement") pursuant to which the Stockholders and the Company would agree to, among other things, certain procedures with respect to the nomination, appointment and removal of certain directors of the Company;

     WHEREAS, upon the execution of the Share Purchase Agreement, Alfa would own in excess of 15% of the outstanding Common Stock thereby making it an Interested Shareholder as defined in Section 2 of this Agreement and, pursuant to the Shareholders Agreement, Capital and Barings would thereby also become Interested Stockholders;

     WHEREAS, Alfa, Capital and Barings have requested that the Board of Directors of the Company (the "Board") approve, pursuant to Section 203(a)(1) of the General Corporation Law of the State of Delaware (the "DGCL"), the Proposed Transaction and Alfa, Capital and Barings becoming Interested Shareholders;

                                                             Page 64 of 96 Pages

     WHEREAS, the Board established an independent special committee of the Board pursuant to Section 141 of the DGCL (the "Independent Committee") to evaluate and determine the propriety of approving the Proposed Transaction under
Section 203(a)(1) of the DGCL;

     WHEREAS, the Independent Committee has approved the Proposed Transaction for purposes of Section 203 of the DGCL and Alfa, Capital and Barings each becoming an Interested Shareholder as a result of the Proposed Transaction on the condition that Alfa, Capital and Barings agree to the terms and conditions set forth in this Agreement (a copy of the resolutions of the Independent Committee pertaining thereto is attached hereto as Exhibit A); and
                                                   ---------

     WHEREAS, GTS is not currently subject to the restrictions of Section 203 of the DGCL, but in furtherance of the Proposed Transaction has agreed to be bound by certain provisions hereof.

     NOW,  THEREFORE,  in  consideration  of the  premises  and  other  good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the Stockholders and the Company agree as follows:

     Section 1.     Representations and Warranties. Each of the Stockholders and
                    ------------------------------
the Company represents to the other parties, as to itself, that all necessary corporate action to authorize the execution and delivery of this Agreement has been taken by it, that this Agreement has been duly executed and delivered by it and that this Agreement constitutes a valid and legally binding obligation by it and is enforceable in accordance with its terms.

     Section 2.     Certain Defined Terms. As used in this Agreement,  the terms
                    ---------------------
"Affiliate," "Business Combination," "Interested Stockholder," and "Voting Stock" have the meanings ascribed to them in Section 203(c) of the DGCL in effect on the date hereof. For the purposes of this Agreement, the Company is not deemed to be an Affiliate of the Stockholders. A copy of Section 203 of the DGCL as currently in effect is attached hereto as Exhibit B.
                                                  ---------

     The term "Disinterested Director" means any member of the Board who is neither an officer, director nor a person who controls or is under common control with the Stockholder, or any Affiliate of the Stockholder that at the time proposes to engage in a Business Combination with the Company.

     The term "fully diluted basis" means all outstanding Voting Stock or other shares of capital stock of the Company taking into account any options, warrants, convertible securities, or other rights to acquire Voting Stock.

     Section 3.     Business Combination. Subject to the requirements of Section
                    --------------------
4 of this Agreement, each of the Stockholders agrees that it will not engage and shall not permit any of its Affiliates to engage, in any Business Combination with the Company without the prior approval of the Board, which approval will be effective only if it includes the affirmative vote of a majority of the Disinterested Directors. If no Disinterested Directors are in office, then each of the Stockholders agrees that it will not engage and will not permit any of its Affiliates to engage, in any Business Combination with the Company or its Affiliates unless such Business Combination is approved in accordance with
Section 203(a)(3) of the DGCL as in effect on the date hereof.

                                                             Page 65 of 96 Pages

     Section 4.     Board  Composition and Board Nominees.  The Stockholders and
                    -------------------------------------
the Company agree that the Board shall consist of nine (9) members. Alfa shall be entitled to designate not less than three (3) but no more than four (4) directors to the Board. The Stockholders and the Company agree further that the nomination and removal of directors to the Board shall be governed by Section 3 of the Shareholders Agreement. Any amendment to the terms set forth in this
Section 4 (including, but not limited to, any increase in the total number of directors on the Board or any increase in the number of nominees designated to the Board by Alfa, Barings or Capital, respectively) must be made in accordance with Section 9 hereof.

     Section 5.     Standstill Agreement.
                    --------------------

     (a) Each of the Stockholders agrees that, from and after the date hereof, unless this Agreement is earlier terminated, it will not, nor will it permit its respective Affiliates to, directly or indirectly, in any manner acquire, or agree to acquire, any Voting Stock of the Company, to the extent that the acquisition of such Voting Stock would increase the ownership of such Stockholder and its Affiliates to more than (i) the percentage of the Voting Stock then outstanding (calculated on a fully-diluted basis) as set forth opposite each such Stockholder's name in the first column below, or (ii) the percentage of the Voting Stock then outstanding (calculated on a non-fully diluted basis) set forth opposite such Stockholder's name in the second column below.

          Alfa                       43.00%                  49.99%
          GTS                        43.00%                  49.99%
          Capital                    17.20%                  20.00%
          Barings                    17.20%                  20.00%

     (b) The limitations in Section 5(a) hereof shall not apply to the following acquisitions or circumstances:

               (i) Common Stock acquired from GTS or other stockholders of the Company with a view toward distribution and which are in fact resold, placed or otherwise distributed within six months of acquisition; provided, however, that no Common Stock acquired in reliance on this Section 5(b)(i) shall be voted by a Stockholder that holds Voting Stock in excess of the limitation in Section 5 (a) above; and

               (ii) In the event that that Board determines to conduct an auction of the Company, then each of the Stockholders may participate in any auction on the same terms as all other bidders, notwithstanding any provisions in this Agreement to the contrary; and

               (iii)In the event that any person other than Alfa, European Bank of Reconstruction and Development, Capital or Barings or any of their respective affiliates acquires, or proposes to acquire beneficial ownership of greater than 15% of the outstanding Voting Stock of the Company.

                                                             Page 66 of 96 Pages

     (c) Each of the Stockholder agrees that, from and after the date hereof, unless this Agreement is earlier terminated, it will not, nor will it permit its respective Affiliates, to make or in any way participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) to vote any Voting Stock of the Company in connection with the election of the directors of the Company (other than proxies to vote any Voting Stock beneficially owned by such Stockholders and/or its respective Affiliates).

     (d) Each of the Stockholders agrees that, from and after the date hereof, unless this Agreement is earlier terminated, it will not, nor will it permit its Affiliates to make or in any way participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) to vote any Voting Stock, with respect to any matter, other than the election of directors of the Company (which is governed by Section 4 hereof) (a "Non-Election Issue"), which may be submitted to a vote of the stockholders of the Company (other than proxies to vote any Voting Stock beneficially owned by such Stockholders and/or its respective Affiliates) with respect to any such Non-Election Issue.

     (e) Each of the Stockholders agrees that from and after the date hereof, it will not amend the voting provisions of the Shareholders Agreement or enter into any other agreement, arrangement or understanding with respect to voting its shares of Common Stock without the prior approval of the Board, which approval will be effective only if it includes the affirmative vote of a majority of the Disinterested Directors.

     (f) Notwithstanding anything to the contrary contained in Section 5(a) through 5(d), nothing contained in this Agreement shall be construed to prevent any of the Stockholders or any of their respective Affiliates from: (i) making a tender offer for the Common Stock so long as such tender offer is made on an any and all basis; or (ii) communicating with any other holder or holders of the Company's outstanding securities, including, without limitation, the expression of the opinion of the Stockholders with respect to any third-party solicitation of proxies, provided that such Stockholder does not (A) provide to any security holder of the Company a form of proxy or other authorization permitting a stockholder (or its designee) to vote any equity security of the Company on such security holder's behalf or (B) accept from any security holder of the Company a proxy or other authorization permitting the Stockholders (or its designee) to vote any equity security of the Company on such security holder's behalf, provided that clauses (A) and (B) above shall not be deemed to prevent the solicitation of proxies to vote Company securities beneficially owned by such Stockholders, as contemplated by Sections 5(b) and 5(c) above.

     Section 6.     Purchase Rights of the  Stockholders.  Until the termination
                    ------------------------------------
of this Agreement, the Company will give the Stockholders at least 30 days' (and, when possible at least 90 days') prior written notice of the issuance by the Company of any Voting Stock or any other shares of capital stock of the Company and any options, warrants, convertible securities, or other rights to acquire Voting Stock or other capital stock of the Company or securities exercisable or convertible for Voting Stock or other capital stock of the Company ("New Securities") as a result of which a Stockholder's beneficial ownership of the Company would be reduced, either immediately upon issuance of

                                                             Page 67 of 96 Pages

such New Securities or upon the exercise or conversion thereof. Such notice must set forth (a) the approximate number and type of New Securities proposed to be issued and sold and the material terms of such New Securities, (b) the proposed price or range of prices at which such New Securities are proposed to be sold and the terms of payment, (c) the number of such New Securities to be offered for sale and (d) any other material feature, term or condition relating to such New Securities or the proposed sale thereof. Upon receipt of such notice from the Company, each Stockholder will have the right, but not the obligation, to elect to purchase up to its pro-rata share of such New Securities on a fully diluted basis. Such pro-rata share, for purposes of this Section 6, for any a Stockholder is the ratio of (x) the sum, without duplication, of the total number of shares of Voting Stock or any other shares of capital stock of the Company, held by such Stockholder prior to the issuance of New Securities assuming the full exercise or conversion of any options, warrants, convertible securities exercisable or convertible for Voting Stock or other capital stock of the Company to (y) the sum, without duplication, of the total number of shares of Voting Stock or any other shares of capital stock of the Company outstanding immediately prior to the issuance of New Securities held by all stockholders of the Company, assuming the full exercise or conversion of any options, warrants, convertible securities exercisable or convertible for Voting Stock or other capital stock of the Company. Each Stockholder's purchase must be on the same terms and conditions as the balance of such issuance of New Securities; provided, however, if the sale price at which the Company proposes to issue,
--------   -------
deliver or sell any New Securities is to be paid with consideration other than cash, then the purchase price at which Alfa, Capital or Barings may acquire its portion of such New Securities will be equal in value (as determined in good faith by the Board) but payable entirely in cash. The closing of each Stockholder's purchase of its portion of such New Securities will occur simultaneously with the closing of the balance of the issuance of such New Securities; provided, however, if as of the date of said closing all necessary
             --------   -------
approvals of governmental authorities required in connection with the issuance of such New Securities have not been obtained by the Company and/or a Stockholder then (i) such Stockholder will not be required to effect purchase of its portion of such New Securities until all necessary governmental authority approvals are obtained and (ii) the Company may terminate such Stockholder's right to purchase its portion of such New Securities if such Stockholder fails to obtain any necessary approvals of governmental authority applicable only to such Stockholder within 120 days of the closing of the balance of the issuance of such New Securities. If at any time, the terms of a proposed issuance of New Securities are materially changed, altered or modified from those stated in the Company's notice to the Stockholders of the proposed issuance thereof, then such proposed issuance will be treated as a new issuance, subject to the notice obligation of the Company set forth above and any election of a Stockholder to purchase its portion of such New Securities prior to such change, alteration or modification may, in the sole discretion of such Stockholder be withdrawn. Notwithstanding any provision herein to the contrary in no event shall a Stockholder be permitted to exercise its rights under this Section 6, to the extent such exercise would cause it to exceed the limitations set forth in
Section 5 hereof.

     Section 7.     Term.  This  Agreement  will terminate and the provisions of
                    ----
this Agreement will be of no further force or effect upon the occurrence of any of the following: (i) the mutual agreement of the parties in accordance with
Section 9 hereof, (ii) upon termination of the Share Purchase Agreement prior to the consummation of the purchase of shares thereby, (iii) the voluntary or involuntary filing of a petition in bankruptcy by or against the Company, an event of insolvency affecting the Company, or the appointment of a receiver for the Company or (iv) on the second anniversary of the date on which the Proposed Transaction is consummated.

                                                             Page 68 of 96 Pages

     Section 8.     Remedies.  The  Stockholders,  on  the  one  hand,  and  the
                    --------
Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties are entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

     Section 9.     Amendments  and  Termination.  This  Agreement  may  not  be
                    ----------------------------
amended or terminated except pursuant to a writing signed by all parties hereto. Notwithstanding anything to the contrary contained herein, the Stockholders are not entitled to amend the provisions hereof or terminate this Agreement unless:
(i) the holders of a majority of the Voting Stock (calculated without reference to any Voting Stock held by the Stockholders or their respective Affiliates) approve a proposal submitted by the Board authorizing such amendment or (ii) a majority of the Disinterested Directors shall approve a resolution authorizing such amendment.

     Section 10.    Entire  Understanding.  This  Agreement  contains the entire
                    ---------------------
understanding of the parties with respect to the matters covered hereby.

     Section 11.    Counterparts.  This Agreement may be executed by the parties
                    ------------
hereto in counterparts and each such executed counterpart shall be an original instrument. This Agreement will be deemed to have been executed and delivered by the parties so long as each of the Company and the Stockholders have duly executed and delivered a counterpart of this Agreement even if no single counterpart has been executed by both parties.

     Section 12.    Notices.  All  notices,  consents,  requests,  instructions,
                    -------
approvals and other communications provided for herein and all legal process in regard hereto will be deemed to be validly given, made or served, if in writing and delivered personally by facsimile (except for legal process) or sent by registered or certified mail, postage prepaid, if to:

                  The Company:      Golden Telecom, Inc.
                                    c/o Representation Office of Golden
                                        TeleServices, Inc.
                                    12 Trubnaya St.
                                    8th Floor
                                    Moscow 103045 Russia

                                    Facsimile No.:
                                    Attention:  General Counsel

                                                             Page 69 of 96 Pages

                  Alfa:             Alfa Telecom Limited
                                    P.O. Box 3339
                                    Geneva Place
                                    2nd Floor
                                    333 Waterfront Drive
                                    Road Town
                                    Tortola, British Virgin Islands

                                    Facsimile No.:
                                    Attention:  Paval Nazarian

                  GTS:              Global TeleSystems, Inc.
                                    151 Shaftsbury Avenue
                                    London, UK WC2H 8AL

                                    Facsimile No.:  +44 207 769 8218
                                    Attention:  General Counsel

                  Capital: c/o Capital International Global Emerging Markets Private Equity Fund, L.P.
                                    135 South State College Boulevard
                                    Brea, CA  90071-1447

                                    Facsimile No.: +1(714) 671-7080
                                    Attention:  Jim Brown

                                    With a copy to:

                                    Capital International Limited
                                    25 Bedford Street
                                    London WC2E 9HN

                                    Facsimile No.: +44(20) 7864-5768
                                    Attention:  Ida Levine

                                    and to:

                                    Capital Research International Inc.
                                    25 Bedford Street
                                    London WC2E 9HN

                                    Facsimile No.: +44(20) 7864-5814
                                    Attention:  Ashley Dunster

                  Barings:          If to Cavendish Nominees Limited:

                                    c/o International Private Equity Services
                                    13-15 Victoria Road
                                    P.O. Box 431
                                    St. Peter Port
                                    GY1 3ZD, Guernsey

                                    Facsimile No.:  44(0) 1481 715 219
                                    Attention:  Mrs. Connie Helyar

                                                             Page 70 of 96 Pages

                                    With a copy to:

                                    Baring Vostock Capital Partners
                                    10 Uspenski Pereulok
                                    103006 Moscow, Russia

                                    Facsimile No.:  7095 967 1308
                                    Attention:  Michael Calvey

                                    If to First NIS Regional Fund SICAV:

                                    c/o Bank of Bermuda Luxembourg
                                    13 Rue Goethe
                                    L-1637, Luxembourg

                                    Facsimile No.:  35(0)2 40 46 46 1
                                    Attention:  Christine Tourney

                                    With a copy to:

                                    Baring Vostock Capital Partners
                                    10 Uspenski Pereulok
                                    103006 Moscow, Russia

                                    Facsimile No.:  7095 967 1308
                                    Attention:  Michael Calvey

or to such other address or facsimile number as any party may, from time to time, designate in a written notice give a like manner.

     Section 13.    Consent to Personal Jurisdiction. Each of the parties hereto
                    --------------------------------
agrees that this Agreement involves at least $100,000.00 and that this Agreement has been entered into in express reliance upon 6 Del. C. ss. 2708. Each of the
                                                ---------
parties hereto irrevocably and unconditionally agrees (i) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party's agent for acceptance of legal process, (iii) that service of process may also be made on such party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid service, and
(iv) that service made pursuant to (ii) or (iii) above, will, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each party that has not as of the date hereof already duly appointed such an agent does hereby appoint Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805, a such agent.

                                                             Page 71 of 96 Pages

     Section 14.    Governing  Law.  This   Agreement   shall  be  governed  by,
                    ---------------
construed and enforced in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the Stockholders and the Company have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.


                      ALFA TELECOM LIMITED


                      By
                         ------------------------------------------------------
                           Name:
                           Title


                      GLOBAL TELESYSTEMS, INC.



                      By
                         ------------------------------------------------------
                           Name:
                           Title:



                      CAPITAL INTERNATIONAL GLOBAL EMERGING MARKETS PRIVATE
                        EQUITY FUND, L.P.

                      By CAPITAL INTERNATIONAL INC.


                      By
                         ------------------------------------------------------
                           Name:
                           Title:


                      CAVENDISH NOMINEES LIMITED

                      By
                         ------------------------------------------------------
                           Name:
                           Title:

                                                             Page 72 of 96 Pages

                      FIRST NIS REGIONAL FUND SICAV



                      By
                         ------------------------------------------------------
                           Name:
                           Title:



                      By
                         ------------------------------------------------------
                           Name:
                           Title:




                      GOLDEN TELECOM, INC.



                      By
                         ------------------------------------------------------
                           Name:
                           Title: